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                                                                   EXHIBIT 10(r)





                               SERVICE AGREEMENT

                                  BY AND AMONG

                            RESPONSE ONCOLOGY, INC.

               KNOXVILLE HEMATOLOGY-ONCOLOGY ASSOCIATES, P.L.L.C.

                                      AND

         MEMBERS OF KNOXVILLE HEMATOLOGY-ONCOLOGY ASSOCIATES, P.L.L.C.

                                 APRIL 12, 1996
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                               SERVICE AGREEMENT

         THIS SERVICE AGREEMENT dated as of April 12, 1996 by and among RESPONSE ONCOLOGY, INC., a Tennessee corporation ("Response"), KNOXVILLE HEMATOLOGY-ONCOLOGY ASSOCIATES, P.L.L.C., a Tennessee professional limited liability company (the "Provider") and THE MEMBERS OF KNOXVILLE
HEMATOLOGY-ONCOLOGY ASSOCIATES, P.L.L.C. (the "Members").

                                  RECITALS:

         WHEREAS, Response is in the business of owning certain assets of and managing and operating medical clinics, and providing support services to and furnishing medical practices with the necessary facilities, equipment, personnel, supplies and support staff to operate a medical practice;

         WHEREAS, effective April 12, 1996, Response and the Members will execute a definitive agreement (the "Purchase Agreement") pursuant to which Response will contract to acquire from the Members all of their rights, title and interests in and to the medical partnership operating as Knoxville Hematology-Oncology Associates (the "Group");

         WHEREAS, the Members have formed the Provider for the purpose of continuing their medical practice following consummation of the transaction contemplated by the Purchase Agreement;

         WHEREAS, the Provider and the Members desire to retain Response to perform the practice management functions described herein in order to permit the Provider and the Members to devote substantially full time and efforts on a concentrated and continuous basis to the rendering of medical services to patients;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, effective April 12, 1996, the Provider, the Members and Response agree to the terms and conditions provided in this Agreement.

                                   ARTICLE 1.
                          RELATIONSHIP OF THE PARTIES

         1.1. Independent Relationship. The Provider and Response intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. Notwithstanding the authority granted to Response herein, Response and the Provider agree that the Provider shall retain the authority to direct the medical, professional, and ethical aspects of its medical practice. Each party shall be solely responsible for and shall comply with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes applicable to that party.

         1.2. Responsibilities of the Parties. As more specifically set forth herein, Response shall provide the Provider with offices and facilities, equipment, supplies, support personnel, and management and financial advisory services. As more specifically set forth herein, the Provider shall be responsible for the recruitment and hiring of Physicians and all issues related to medical practice patterns and documentation thereof. Notwithstanding anything herein to the contrary, no "designated health service" as defined in 42 U.S.C. Section 1395nn, including any amendments or successors thereto, shall be provided by Response under this Agreement.
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         1.3.  Provider's Matters.  Matters involving the internal agreements and finances of the Provider, including the distribution of professional fee income among the individual Physician Members (as hereinafter defined), tax planning, and pension and investment planning (and expenses relating solely to these internal business matters), hiring, firing and licensing of Non-physician Employees (hereinafter defined) shall remain the sole responsibility of the Provider and the individual Physician Members.

         1.4. Patient Referrals. The parties agree that the benefits to the Provider hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by Response to any of the Provider's patients in any facility or laboratory controlled, managed or operated by Response.

         1.5. Professional Judgment. Each of the parties acknowledges and agrees that the terms and conditions of this agreement pertain to and control the business and financial relationship between and among the parties but do not pertain to and do not control the professional and clinical relationship between and among the Provider, the Provider's Employees, and the Provider's patients. Nothing in this Agreement shall be construed to alter or in any way affect the legal, ethical and professional relationship between and among the Provider and the Provider's patients, nor shall anything contained in this Agreement abrogate any right, privilege, or obligation arising out of or applicable to the physician-patient relationship.


                                   ARTICLE 2.
                                  DEFINITIONS

         2.1. Definitions. For the purposes of this Agreement, the following definitions shall apply:

         Financial and Accounting Definitions:

                 (a) "Account Debtor" shall mean an account debtor or any other Person obligated in respect of an Account Receivable.

                 (b) "Accounts Receivable" shall mean, with respect to the Provider, all accounts and any and all rights to payment of money or other forms of consideration of any kind now owned or hereafter acquired (whether classified under the Uniform Commercial Code as accounts, chattel paper, general intangibles, or otherwise) for goods sold or leased or for services rendered by the Provider, including, but not limited to, accounts receivable, proceeds of any letters of credit naming the Provider as beneficiary, chattel paper, insurance proceeds, contract rights, notes, drafts, instruments, documents, acceptances, and all other debts, obligations and liabilities in whatever form from any other Person, provided that cash, checks and credit card purchases are not included in the definition of Accounts Receivable.

                 (c) References to "amounts recorded" shall mean all amounts recorded or recordable in accordance with GAAP (hereinafter defined), including, without limitation, all billed Physician Services Revenue hereinafter defined and Non-Physician Revenue hereinafter defined, earned Capitation Revenue hereinafter defined and all expenses that are subject to accrual under GAAP.

                 (d) "Annual Surplus" shall mean Practice Revenue (hereinafter defined) less the sum of the Base Service Fee (hereinafter defined), Practice Retainage (hereinafter defined) and Non-physician Employee Compensation (hereinafter defined).
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                 (e)  "Bad Debt Allowance" shall mean, with respect to Accounts
                 Receivable, an allowance for uncollectible Accounts Receivable determined based on a methodology approved by the Oversight Committee.

                 (f) "Base Service Fee" shall mean the base fee set forth on Schedule A hereto.

                 (g) "Base Fee" shall mean an amount payable monthly to Response by the Provider equal to the Base Draw set forth on Schedule A.

                 (h) "Capitation Revenue" shall mean amounts recorded consisting of revenue from managed care organizations, where payment is made periodically on a per member basis, administration payments, co-payments and all other payments by managed care organizations, including, without limitation, managed care variable expense bonuses, hospital expense bonuses or any other bonus or payment which rewards the Provider for its medical performance under any managed care arrangement.

                 (i) "Clinic Expenses" shall mean all amounts recorded comprising the expenses incurred in the operation of any Clinic, including, without limitation:

                          (A) salaries, benefits and other direct costs of any Executive Director employed pursuant to Section 5.6 below and all personnel employed by Response at a Clinic, including Non-physician Employee Compensation;

                          (B)  obligations of Response under leases or
                          subleases of facilities and personal property utilized by the Provider, including, without limitation, Clinics and medical offices, medical, laboratory and other equipment utilized by the Provider;

                          (C) personal property and intangible taxes assessed against properties and assets utilized by the Provider or otherwise deployed in any Clinic commencing on the date of this Agreement; and

                          (D) other ordinary, necessary and reasonable expenses incurred by Response in carrying out its obligations under this Agreement, including, without limitation, depreciation on equipment utilized in the Clinics, interest on secured loans (other than notes payable by Response to any Member or his/her assigns arising out of the Purchase Agreement) incurred to purchase Clinic equipment, insurance (except professional liability of physicians, which will remain a physician expense), laundry, supplies, cost of goods sold from inventory, utilities, telephone service, printing, stationery, advertising, postage, medical transcribing and waste deposal.

                 All Clinic Expenses shall be computed in accordance with GAAP. To the extent expenses incurred benefit multiple clinics, such Clinic Expenses shall be allocated among such Clinics benefitting from such expenditure as Response shall reasonably determine with the approval of the Oversight Committee.
                 Clinic Expenses shall not include (i) any corporate overhead charges of Response, (ii) the cost of any capital expenditures incurred by Response pursuant hereto, except to the extent of depreciation, amortization (except amortization of the Service Agreement Intangible (hereinafter defined) which shall not be a Clinic Expense), interest and other period charges under GAAP in respect of such capital expenditures, (iii) any federal or state income taxes, (iv) base rental payments under any sub-lease arrangement and (v) any expenses which are expressly designated herein as expenses or responsibilities of and
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                 are paid by the Provider; provided, however, that in the case of Non-physician Employee Compensation, such expenses shall be Clinic Expenses notwithstanding the obligation of the Provider to pay same.

                 (j) "Fee Adjustment" shall mean any adjustment for any discount, non-allowed contractual or other adjustment under Medicare, Medicaid, any preferred provider plan, workers' compensation plan, employee/dependent health care benefit program or other contractual arrangement between the Provider and any Third Party Payor, and any professional courtesy or other reasonable and customary discount that results in fee revenue not being collected.

                 (k) "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession or prescribed by the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination. For purposes of this Agreement, GAAP shall be applied in a manner consistent with the historic practices used by Response.

                 (l) "Governmental Receivables" shall mean an Account Receivable of the Provider which (i) arises in the ordinary course of business of the Provider, (ii) has as its Third Party Payor the United States of America or any state or any agency or instrumentality of the United States of America or any state which makes any payments with respect to Medicare or Medicaid or with respect to any other program (including CHAMPUS) established by federal or state law, and (iii) is required by federal or state law to be paid or to be made to the Provider as a health care provider. Governmental Receivables shall not, however, refer to amounts payable by private insurers under contract to provide benefits under the Federal Employee Health Benefit Program.

                 (m) "Non-Physician Revenue" shall mean all amounts recorded as fees (net of Fee Adjustments and Bad Debt Allowance) by or on behalf of either the Provider or Response which are not Physician Services Revenue or Capitation Revenue, but excluding any interest, investment, rental or similar payments or income made or payable to the Provider or Response that are unrelated to the provision of medical services or products.

                 (n) "Performance Fee" shall mean an amount payable to Response on a calendar-year basis as computed pursuant to the formula set forth in Schedule A hereto.

                 (o) "Non-physician Employee Compensation" shall mean all amounts recorded as salaries, wages (including overtime), benefits, payroll taxes and other compensation expense by the Provider in respect of Physician Extender Personnel (hereinafter defined) and Technical Employees (hereinafter defined) who are Non-physician Employees (hereinafter defined), to the extent such amounts are required to be paid by the Provider under Applicable Law or the reimbursement policies of any Third Party Payor.

                 (p) "Physician Expense" shall mean the sum of (i) salaries, bonuses and other compensatory payments to Physicians (hereinafter defined) employed by or otherwise performing services for the Provider, including Physician Members; (ii) perquisites and benefits provided to such persons; (iii) travel and entertainment expense, continuing
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                 education expense, professional liability expense and other expenses and payments that primarily benefit such persons; provided, however, that any such expense incurred at the direction of Response shall not be a Physician Expense and shall instead be a Clinic Expense; and (iv) payroll taxes in respect of any of the foregoing.

                 (q) "Physician Services Revenue" shall mean (a) all amounts recorded as fees (net of Fee Adjustments and Bad Debt Allowance) by or on behalf of the Provider as a result of professional medical services furnished to patients by Non-physician Employees and Physician Extender Personnel, whether rendered in an inpatient or outpatient setting plus
                 (b) Capitation Revenue, and excluding any items approved pursuant to Section 4.2(c) below.

                 (r) "Practice Retainage" shall mean an amount equal to the percentage of Practice Revenue set forth on Schedule A hereto.

                 (s) "Practice Revenue" shall mean the sum of all amounts recorded by the Provider as Physician Services Revenue, Non-Physician Revenue, Capitation Revenue and other revenue attributable to the conduct of the Provider's medical practice, but shall specifically exclude profits from any investment of the Provider in any partnership, joint venture, corporation, limited liability company and any other revenue not derived from the providing of services by employees of the Provider or Response.

                 (t) "Service Fees" shall mean the sum of the Base Service Fee and the Performance Fee (if any).

         Other Definitions:

                 (u) An "Affiliate" of a corporation shall mean (a) any person or entity directly or indirectly controlled by such corporation, (b) any person or entity directly or indirectly controlling such corporation, (c) any subsidiary of such corporation if the corporation has a fifty percent (50%) or greater ownership interest in the subsidiary, or (d) such corporation's parent corporation if the parent has a fifty percent (50%) or greater ownership interest in the corporation. For purposes of this Section 2.1(u), the Provider is not an affiliate of Response.

                 (v) "Applicable Law" shall mean all applicable provisions of constitutions, statutes, rules, regulations, ordinances and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators, and shall include, without limitation, Health Care Law.

                 (w) "CHAMPUS" shall mean the Civilian Health and Medical Program of the Uniformed Services.

                 (x) "Clinic" shall mean the practice facility currently utilized by the Provider, and any facility, related business and all medical group business operations which the Provider and Response may, in the future, mutually agree to characterize as a Clinic.

                 (y) "Employment Agreement" shall mean an employment agreement between each physician now or hereinafter employed by the Provider and the Provider pursuant to which the physician shall be employed by the Provider to provide medical services on behalf of the Provider, which Employment Agreement shall be substantially in the form set forth as Exhibit 2.1(y) hereto.
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                 (z)  "Governmental Authority" shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, board, body, agency, bureau or entity or any arbitrator with authority to bind a party at law.

                 (aa) "Group" shall mean Knoxville Hematology & Oncology Associates, a Tennessee general partnership of which the Members were the sole general partners and which, prior to consummation of the Purchase Agreement, conducted the medical practice of the Members.

                 (ab) "Health Care Law" shall mean any Applicable Law regulating the acquisition, construction, operation, maintenance or management of a health care practice, facility, provider or payor, including without limitation 42 U.S.C.
                 Section 1395 nn and 42 U.S.C. Section 1320a-7b.

                 (ac) "Liquidated Damages Amount" shall mean an amount equal to the Liquidated Damages Amount set forth on Schedule A hereto.

                 (ad) "Medicaid" shall mean any state program pursuant to which health care providers are paid or reimbursed for care given or goods afforded to indigent persons and administered pursuant to a plan approved by the Health Care Financing Administration under Title XIX of the Social Security Act.

                 (ae) "Medicare" shall mean any medical program established under Title VIII of the Social Security Act and administered by the Health Care Financing Administration.

                 (af) "Member" shall mean each Member of the Provider as of the date hereof.

                 (ag) "Necessary Authorization" shall mean with respect to the Provider all certificates of need, authorization, certifications, consents, approvals, permits, licenses, notices, accreditations and exemptions, filings and registrations, and reports required by Applicable Law, including, without limitation, Health Care Law, which are required, necessary or reasonably useful to the lawful ownership and operation of the Provider's business.

                 (ah) "Oversight Committee" shall mean a seven (7) member committee established pursuant to Section 4.1. Except as otherwise provided, the act of a majority of the members of the Oversight Committee shall be the act of the Oversight Committee.

                 (ai) "Person" shall mean an individual, corporation, partnership, joint venture, trust, association, or unincorporated organization, or a government or any agency or political subdivision thereof including, without limitation, a Third Party Payor.

                 (aj) "Physician" shall mean all medical doctors employed by the Provider or with whom the Provider has entered into independent contractor or other non-employee relationships, and

                 (ak) "Non-physician Employees" shall mean all persons other than Physicians who deliver billable medical or health care services under the direction of the Provider and its Physicians or are otherwise under contract with the Provider to provide professional services to Clinic patients and, in each case, who are duly licensed to provide professional medical services in the State of Tennessee and all Technical Employees.
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                 Such definition may include Physician Extender Personnel to the extent such Physician Extender Personnel are required by Applicable Law or reimbursement policies of any Third Party Payor to be employed by the Provider.

                 (al) "Physician Extender Personnel" shall mean employees of Response who deliver services to the Provider, including without limitation nurse anesthetists, physician assistants, registered and licensed practical nurses, nurse practitioners, psychologists, and other such persons, other than physicians, who are not Non-physician Employees.

                 (am) "Physician Members" shall mean those Physicians who are from time to time hereafter members of the Provider.

                 (an) "Practice Assets" shall have the meaning ascribed to that term in Section 11.5 of this Agreement.

                 (ao) "Provider" shall mean Knoxville Hematology-Oncology Associates, P.L.L.C., a Tennessee professional limited liability company operating a group medical practice in the general oncology specialty.

                 (ap) "Provider Event of Default" shall have the meaning ascribed to such term in Section 11.4 hereof.

                 (aq) "Purchase Agreement" shall mean that certain Purchase and Sale Agreement dated as of April 12, 1996 by and among Response and the Members.

                 (ar) "Remaining Physician Member" shall mean any Physician Member who shall have been a Member at the effective time of this Agreement and who, at any time within one (1) year prior to the occurrence of a Provider Event of Default shall have been a Physician Member; provided, however, that such term shall not include any Member who shall have, within such one year period, ceased to be a Physician Member by reason of such Physician Member's withdrawal as a Physician Member of the Provider under circumstances which, in the reasonable judgment of Response, did not have as a primary purpose the avoidance of the provisions of Section 11.6 hereof, or by reason of such Physician Member's death, disability or retirement at normal retirement age.

                 (as) "Response" shall mean Response Oncology, Inc., a Tennessee corporation incorporated on June 26, 1984 under the name Biotherapeutics Incorporated, whose name was changed to Response Technologies, Inc. by Charter amendment on October 30, 1989, and subsequently to Response Oncology, Inc. by Charter amendment on November 1, 1995, and its wholly owned subsidiaries, including the Group.

                 (at) "Response Event of Default" shall have the meaning ascribed to such term in Section 11.3 of this Agreement.

                 (au) "Technical Employees" shall mean technicians who provide services in the diagnostic areas of the Provider's practice, such as employees of any Clinic laboratory, radiology technicians and cardiology technicians. All Technical Employees shall be Non-physician Employees.

                 (av) "Third Party Payor" shall mean each Person which makes payment under a Third Party Payor Program, and each Person which administers a Third Party Payor Program.
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                 (aw)  "Third Party Payor Program" shall mean Medicare,
                 Medicaid, CHAMPUS, insurance provided by Blue Cross and/or Blue Shield, managed care plans, and any other private health care insurance programs and employee assistance programs as well as any future similar programs.

                                   ARTICLE 3.
                     FACILITIES TO BE PROVIDED BY RESPONSE

         3.1. Facilities. Response shall provide to the Provider for its use in its group medical practice the offices and facilities more fully described in Exhibit 3.1 hereto, the furnishings, fixtures and equipment located thereupon, and shall pay all costs (all of which shall be Clinic Expense) of repairs, maintenance and improvements, utility (telephone, electric, gas, water) expenses, normal janitorial services, refuse disposal and all other costs and expenses reasonably incurred in conducting the operations contemplated by this Agreement in each Clinic during the term of this Agreement, including, without limitation, related real or personal property lease cost payments and expenses, taxes and insurance. The Provider shall comply with all terms and provisions of any lease or other agreement with respect to such facility. Response shall maintain such facility and equipment used by the Provider in updated, fully operational condition, ordinary wear and tear excepted. Response shall consult with the Provider regarding the condition, use and needs for the offices, facilities and improvements, and any purchase, lease or improvement of any offices, facilities or improvements, or change in any of the foregoing, shall be as directed and/or approved by a majority of the Oversight Committee. Response shall follow all reasonable directions of the Oversight Committee in respect of improvements to the offices, facilities and equipment to be used by the Provider. The Provider shall not amend, modify or terminate any sub-lease agreements without the prior written consent of Response.

         3.2 Use of Facilities. The Provider shall not use or occupy any facility owned or leased by Response for any purpose which is prohibited by any Applicable Law, this Agreement, or the terms of any lease or other arrangement with respect to the use or occupancy of such facility, or which may be dangerous to life, limb, or property (except medical services provided in the ordinary course of business), or which would increase the fire or extended coverage insurance rate on such facility.

                                   ARTICLE 4.
                       DUTIES OF THE OVERSIGHT COMMITTEE

         4.1. Formation and Operation of the Oversight Committee. The parties shall establish an Oversight Committee which shall be responsible for developing management and administrative policies for the overall operation of each Clinic. The Oversight Committee shall consist of seven (7) members. Response shall designate, and shall have the right to remove and replace, in its sole discretion, three (3) members of the Oversight Committee. The Provider shall designate, and shall have the right to remove and replace, in its sole discretion, four (4) members of the Oversight Committee. The Oversight Committee shall have the authority to adopt bylaws (which shall include the fixing of a quorum for the conduct of business by the Oversight Committee), establish regular meeting times and places, call special meetings for any purpose and elect a chairman and a secretary who shall preside over and record, respectively, the proceedings at any meeting of the Oversight Committee. Except as otherwise provided herein, the affirmative vote of a majority of the members of the Oversight Committee shall be required for approval of any action taken thereby.

         4.2. Duties and Responsibilities of the Oversight Committee. The Oversight Committee shall have the following duties and obligations:

                 (a) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to any Clinic shall be reviewed and approved by the Oversight Committee and shall be based upon economic feasibility, physician support, productivity and then current market conditions.

                 (b) Annual Budgets. All annual capital and operating budgets prepared by Response, as set forth in Section 5.2, shall be subject to the review and approval of the Oversight Committee, which shall have the authority to reject individual items in the budget and to fix such amounts so rejected; provided, however, that in the event the Oversight Committee exercises such authority and increases any budget amount by more than ten (10%) percent of the amount proposed by Response and does not propose a commensurate reduction in other budget items reasonably acceptable to Response, then such modification shall be approved by a vote of five-sevenths (5/7) of the Oversight Committee.

                 (c) Exceptions to Inclusion in the Physician Services Calculation. The exclusion of any revenue from Practice Revenue, whether now or in the future, shall be subject to the approval by a vote of five-sevenths (5/7) of the Oversight Committee. Current approved exceptions are listed in the attached Exhibit 4.2(c).

                 (d) Advertising. All advertising and other marketing of the services performed at any Clinic shall be subject to the prior review and approval of the Oversight Committee.

                 (e) Patient Fees; Collection Policies. As a part of the annual operating budget, in consultation with the Provider and Response, to the extent allowed by Applicable Law, the Oversight Committee shall review and advise the Provider as to an appropriate fee schedule for all physician and ancillary services rendered by the Provider, which fee schedule shall ultimately be determined by the Provider in its sole discretion. In addition, the Oversight Committee shall approve the credit collection policies of any Clinic.

                 (f) Non-Physician Services. The Oversight Committee shall establish Clinic-provided non-physician services based upon the pricing, access to and quality of such services.

                 (g) Provider and Payor Relationships. Decisions regarding the establishment or maintenance of relationships with managed care organizations, institutional health care providers and Third Party Payors shall be made by the Oversight Committee in consultation with Response and the Provider.

                 (h) Strategic Planning. The Oversight Committee shall develop long-term strategic planning objectives.

                 (i) Capital Expenditures. The Oversight Committee shall determine the priority of major capital expenditures benefitting the Clinics.

                 (j) Physician Hiring. The Oversight Committee shall determine the number and type of physicians required for the efficient operation of each Clinic. The approval of the Oversight Committee shall be required for any variations to the restrictive covenants in any physician employment contract.

                 (k) Executive Director. The selection and retention of any Executive Director pursuant to Section 5.6 and the salary and cash fringe benefits of each Executive Director shall be pursuant to the direction and control of the Oversight Committee. If the Provider is dissatisfied with the services provided by any Executive Director, the Provider shall refer the matter to the Oversight Committee. The Oversight Committee shall, in good faith, determine whether the performance of such Executive Director could be brought to acceptable levels through counsel and assistance, or whether the Executive Director's employment should be terminated.

                                   ARTICLE 5.
               ADMINISTRATIVE SERVICES TO BE PROVIDED BY RESPONSE

         5.1. Performance of Management Functions. Response shall provide or arrange for the services set forth in this Article 5, the cost of all of which shall be paid by Response and included in Clinic Expenses. Response is hereby expressly authorized to perform its services hereunder in whatever manner it deems reasonably appropriate to meet the day-to-day requirements of Clinic operations in accordance with the general standards approved by the Oversight Committee, including, without limitation, performance of some of the business office functions at locations other than a Clinic. The Provider will not act in a manner which would prevent Response from efficiently managing the day-to-day operations of each Clinic in a business-like manner.

         5.2. Financial Planning and Goals. Response shall prepare annual capital and operating budgets reflecting in reasonable detail anticipated revenue and expenses, sources and uses of capital for growth in the Provider's practice and medical services rendered at each Clinic. Response shall determine the amount and form of capital to be invested annually in each Clinic and shall specify the targeted profit margin for each Clinic which shall be reflected in the overall budget. Response realizes that a Clinic may realize opportunities to provide new services and utilize new technologies that will require capital expenditures and anticipates that such opportunities may include ambulatory surgery centers, renovations to Clinic facilities, the addition of satellite locations and new and replacement equipment pursuant to
Section 3.1, and Response agrees to provide funds to allow the Clinic to provide such new services and to utilize such new technologies. Such budgets shall be presented to the Oversight Committee at least sixty (60) days prior to the end of the preceding calendar year. The Oversight Committee shall us its best efforts to agree upon a budget at least thirty (30) days prior to the end of such preceding Calendar year as provided in Section 4.2(b), and, once approved in such manner, shall be binding upon Response and the Provider unless modified or revised in like manner by the Oversight Committee.

         5.3. Financial Statements. Response shall prepare annual financial statements on a cash basis for the separate operations of each Clinic and shall prepare an annual pro-forma, accrual basis combined income statement for all Clinics for purposes of determining the Annual Surplus. If the Provider desires an audit of any financial statement, the Provider may obtain such an audit at its own expense. Response shall prepare monthly unaudited financial statements containing a combined balance sheet and statements of operations for the Clinics, which shall be delivered to the Provider within thirty (30) days after the close of each calendar month. Notwithstanding the foregoing, Response shall be under no obligation to keep multiple sets of books for cash basis and accrual basis methods of accounting, but shall be entitled to keep one set of books maintained on an accrual basis method of accounting, which shall be converted by workpaper-only entries to the cash basis method of accounting for purposes of preparing the cash basis financial statements described above.

         5.4. Inventory and Supplies. Response shall order and purchase reasonable and requested medical and office inventory and supplies required by the Provider to provide quality services in the day-to-day operations of its medical practice.

         5.5.  Management Services and Administration.

                 (a) The Provider hereby appoints Response as its sole and exclusive manager and administrator of all day-to-day business functions connected with its group medical practice. The Provider agrees that the purpose and intent of this Service Agreement is to relieve the Provider, the Physicians and Non-physician Employees, to the maximum extent possible, of the administrative, accounting, payroll, accounts payable, personnel and business aspects of its practice, with Response assuming responsibility for and being given all necessary authority to perform these functions. Response agrees that the Provider, and only the Provider, will perform the medical functions of its practice. Response will have no authority, directly or indirectly, to perform, and will not perform, any medical function. Response may, however, advise the Provider as to the relationship between its performance of medical functions and the overall administrative and business functioning of its practice. To the extent that they assist the Provider in performing medical functions, all clinical personnel performing patient care services obtained and provided by Response shall be subject to the professional direction and supervision of the Provider and, in the performance of such medical functions, shall not be subject to any direction or control by, or liability to, Response, except as may be specifically authorized by the Provider. The Provider hereby indemnifies and holds Response, its officers, directors, shareholders, agents and affiliates, their successors and assigns ("Indemnified Persons") harmless, and shall reimburse the Indemnified Persons for, from and against each claim, loss, liability, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees and disbursement expenses of attorneys and other professional advisors) directly or indirectly relating to, resulting from or arising out of any medical function performed, or which should have been performed, under the spervision of the Provider or Non-physician Employees.

                 (b) Response shall, on behalf of the Provider and under the Provider's provider number, bill patients and Third Party Payors, and shall collect the professional fees for medical services rendered by the Provider in each Clinic, for services performed outside a Clinic for the Provider's hospitalized patients, and for all other professional and Clinic services. Response's billing and collection practice shall be consistent with those of comparable, nationally recognized, well managed group medical practices. The Provider hereby appoints Response for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) to bill patients in the Provider's name and on its behalf; (ii) to collect Accounts Receivable resulting from such billing in the Provider's name and on its behalf; (iii) to receive payments from insurance companies, prepayments from health care plans, and payments from all other Third Party Payors; (iv) to take possession of and endorse in the name of the Provider (and/or in the name of an individual Physician, such payment intended for purpose of payment of a Physician's bill) any notes, checks, money orders, insurance payments and other instruments received in payment of Accounts Receivable; and (v) with the advance consent of the Oversight Committee, to initiate legal proceedings in the name of the Provider or any Physician to collect any accounts and monies owed to the Provider, Clinic or any Physician, to enforce the rights of the Provider or any Physician as a creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by any Governmental Authority (or its fiscal intermediaries) as Third Party Payors. All adjustments made for uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee shall be done in a reasonable and consistent manner.

                 (c) Response shall design, supervise and maintain custody of all files and records relating to the operation of each Clinic, including but not limited to accounting, billing, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of the Provider and shall be located at Clinic facilities so that they are readily accessible for patient care. The Physicians shall have the obligation to oversee the preparation and maintenance of patient medical records, and to provide such medical information as shall be necessary and appropriate to the clinical function of such records, and to maintain such records so as to ensure the availability of Third-party Payor reimbursement for services rendered. The management of all files and records shall comply with applicable state and federal statutes. Response shall use its best efforts to preserve the confidentiality of patient medical records and use information contained in such records only for the limited purpose necessary to perform the services set forth herein; provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement. Response shall indemnify and hold the Provider harmless from and against any monetary loss suffered by the Provider on account of Response's breach of the foregoing confidentiality provisions.

                 (d) Response shall supply to the Provider necessary clerical, accounting, payroll, bookkeeping and computer services, laundry, linen, uniforms, printing, stationary, advertising, postage and duplication services, medical transcribing services and any other ordinary, necessary or appropriate item or service for the operation of a Clinic, the cost of all of which shall be Clinic Expense.

                 (e) Subject to the provisions of Section 4.2(d), Response shall design and implement adequate and appropriate public relations programs on behalf of the Provider, with appropriate emphasis on public awareness of the availability of services at the Provider's Clinics. Any public relations program shall be conducted in compliance with applicable laws and regulations governing advertising by medical professionals and applicable canons or principles of professional ethics governing the Provider and its physicians.

                 (f) Response shall provide the data necessary for the Provider to prepare its annual income tax returns and financial statements, and shall provide payroll and related services for Physicians and Non-physician Employees. Response shall have no responsibility for the filing of such tax returns, the payment of such income taxes or the cost of preparation of income tax returns or financial statements on behalf of the Provider or any physician employed thereby.

                 (g) Response shall assist the Provider in recruiting additional Physicians and Non- physician Employees, carrying out such administrative functions as may be appropriate such as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, the Provider shall interview and make the ultimate decision as to the suitability of any Physician or Non-physician Employee to become associated with a Clinic.
                 All Physicians recruited by Response and accepted by the Provider shall be the sole employees of the Provider, to the extent such Physicians are hired as employees. Subject to the provisions of Section 6.4, any expenses incurred in the recruitment of Physicians or Non-physician Employees, including, but not limited to, employment agency fees, relocation and interviewing expenses, shall be Clinic Expenses.

                 (h) Subject to the provisions of Section 4.2(g), Response shall negotiate and administer all managed care contracts on behalf of the Provider.

                 (i) Subject to the provisions of Sections 5.3 and 5.5(f), Response shall arrange for legal and accounting services related to Clinic operations incurred traditionally in the ordinary course of business, including the cost of enforcing any physician contract containing restrictive covenants, provided such services shall be approved in advance by the Executive Director.

                 (j) Response shall provide for the proper cleanliness of the physical premises occupied and/or utilized by the Provider, and maintenance and cleanliness of the equipment, furniture and furnishings located upon such premises.

         5.6. Executive Director. Subject to the provisions of Section 4.2(k), Response shall recruit, hire and appoint an Executive Director to manage and administer all of the day-to-day business functions of each Clinic (it being understood and agreed that, if reasonable, a single Executive Director may have responsibility for multiple Clinics). Subject to Oversight Committee approval, Response shall determine the salary, bonuses (if any) and fringe benefits of each Executive Director, which salary, bonuses (which may be payable in Response common stock or by issuance of options on Response common stock) and benefits shall, to the extent the same are current expenses under GAAP, be Clinic Expenses. At the direction, supervision and control of Response, the Executive Director, subject to the terms of this Agreement, shall implement the policies established by the Oversight Committee and shall generally perform the duties and have the responsibilities of an administrator. The Executive Director shall be responsible for organizing the agenda for the meetings of the Oversight Committee referred to in Article 4.

         5.7. Personnel. Response shall provide Physician Extender Personnel and other non-physician professional support (other than Technical Employees and other persons who are required to be Non-physician Employees) and administrative personnel, clerical, secretarial, bookkeeping and collection personnel reasonably necessary for the conduct of operations at each clinic. Response shall determine and cause to be paid the salaries and fringe benefits of all such personnel, which shall be Clinic Expenses. Such personnel shall be under the direction, supervision and control of Response, with those personnel performing billable patient care services remaining employees of and being subject to the professional supervision of the Provider. If the Provider is dissatisfied with the services of any person, the Provider shall consult with Response. Response shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether such employee's employment should be terminated. All of Response's obligations regarding staff shall be governed by the overriding principle and goal of providing the optimal quality of medical care consistent with the efficient operation of the Clinic. Employee assignments shall be made to assure consistent and continued rendering of the optimal quality medical support services consistent with the efficient operation of the Clinic and to ensure prompt availability and accessibility of individual medical support personnel to physicians in order to develop constant, familiar and routine working relationships between individual physicians and individual members of the medical support personnel. Response shall maintain established working relationships wherever possible and Response shall make every effort consistent with sound business practices to honor the specific requests of the Provider with regard to the assignment of its employees.

         5.8. Events Excusing Performance. Response shall not be liable to the Provider for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which Response has no control for so long as such events continue, and for a reasonable period of time thereafter.

         5.9. Compliance with Applicable Laws. Response shall comply with all Applicable Law, in the conduct of its obligations under this Agreement.

         5.10. Quality Assurance. Response shall assist the Provider in fulfilling its obligations to its patients to maintain the optimal quality of medical and professional services consistent with the efficient operation of the Clinic.

         5.11. Provider Operating Account. The Provider agrees to establish and maintain a bank account, which shall be referred to as the Provider Operating Account, for the purpose of (a) depositing Practice Revenue and advances from the Receivables Line (defined below) pursuant to Section 5.12 and

(b) paying (i) all expenses which are solely the obligation of the Provider, including, without limitation, Physician Expense, up to the amount of Practice Retainage, (ii) Clinic Expenses payable directly by the Provider (including, without limitation, Non-physician Employee Compensation, (iii) the Clinic Expense Portion of the Base Service Fee owed pursuant to Section 8.1 of this Agreement, (iv) the Fixed Portion of the Base Service Fee owed pursuant to
Section 8.1 of this Agreement, and (v) other distributions to the Provider, and the distributions shall be made in that order of payment. To the extent Practice Revenue of the Provider is insufficient to pay all amounts set forth above, then any shortage shall be applied in reverse order to the order provided above, with the Practice Retainage being the last item to be reduced by such shortage. The Provider hereby designates, constitutes and appoints the Chief Financial Officer and Treasurer of Response as a signatory on the Provider Operating Account, with full power and authority to sign checks and cause drafts and other debits to be made on the Provider Operating Account in the name of the Provider and to otherwise manage the cash resources and flow of the Provider. After the payment of all items described in clauses (b)(i) through (iv) above, the Provider may withdraw amounts for distributions to Physician Members.

         5.12. Credit Line. So long as the Provider is not in default hereunder, Response shall from time to time during the term of this Agreement advance to the Provider, in readily available United State funds, by wire transfer, intrabank transfer or other electronic means, to be deposited into the Provider Operating Account, up to an amount (the "Receivables Line") determined from time to time equal to 100% of Accounts Receivable, net of any Bad Debt Allowance and all Fee Adjustments with respect thereto, for the purpose of paying the amounts required pursuant to Section 5.11(b)(i) through
(v). Amounts advanced by Response under the Receivables Line will bear interest at a rate equal to the prime or base lending rate quoted from time to time by First Tennessee Bank National Association, plus one-half percent (.5%). Amounts advanced by Response pursuant to this Section 5.12 shall be payable by the Provider upon termination of this Agreement. Response shall have the authority from time to time pursuant to Section 5.11 above to make principal payments on the Receivables Line. Interest on the outstanding Receivables Line will be computed on a daily basis based on the total unpaid and outstanding advances on the Receivables Line. Interest shall be payable to Response no later than the fifth day of each month, in arrears. Advances on the Receivables Line will be secured by a security interest in and to Accounts Receivable granted pursuant to Section 15.7 below.

         5.13. Ancillary Services. Response shall operate such ancillary services as approved by the Oversight Committee.

                                   ARTICLE 6.
                          OBLIGATIONS OF THE PROVIDER

         6.1. Professional Services. The Provider shall provide professional services to patients in compliance at all times with ethical standards, laws and regulations applying to the medical profession, in a manner and to an extent consistent with that established by the Provider prior to effectiveness of this Agreement. The Provider shall also make all reports and inquiries to the National Practitioners Data Bank and/or any state medical licensing board required by Applicable Law. The Provider shall use its best efforts to ensure that each Non-physician Employee and Technical Employee associated with the Provider to provide medical care to patients of the Provider is licensed by the State of Tennessee to the extent required. The Provider shall promptly notify Response in writing, citing the underlying circumstances, in the event the Provider or any Physician or Non-physician Employee associated therewith (i) shall be or become the subject of any investigation into or proceeding with respect to allegations of professional misconduct or incompetence; (ii) shall be or become the subject of any investigation by any Federal or state regulatory agency with respect to any possible violation of any Federal or state law regulating the providing of health care services; (iii) shall be a named party to any proceeding alleging violation of any law relating to such person's professional activities or seeking to revoke such person's professional license or privileges to practice in any hospital or medical center; (iv) shall suffer revocation of such person's Medicare provider number, professional license or privileges to practice in any hospital or medical center. In the event that any disciplinary action or medical malpractice action is initiated against any Physician or other person assisting in the providing of medical services, the Provider shall immediately inform the Executive Director of such action and the underlying facts and circumstances. The Provider shall develop a program to monitor the quality of medical care practiced at each Clinic. In that regard, the Provider shall at all times supervise and assume primary professional responsibility for the delivery of all medical or other services to patients by Physician Extender Personnel and any other employee of Response.

         6.2. Medical Practice. The Provider shall use and occupy each Clinic exclusively for the practice of medicine, and shall comply with all Applicable Law and all standards of medical care. It is expressly acknowledged by the parties that the medical practice or practices conducted at a Clinic shall be conducted solely by Physicians associated with the Provider, and no other physician or medical practitioner shall be permitted to use or occupy a Clinic without the prior written consent of Response and the Provider.

         6.3. Employment of Physicians and Non-physician Employees. The Provider shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of its Physicians and Non-physician Employees, although at the request of the Provider, Response shall consult with the Provider respecting such matters. The Provider shall be responsible for the payment of all Physician Expense and Non-physician Employee Compensation now or hereafter applicable to Physicians and Non-physician Employees; provided, however, that Response shall provide the payroll service for computing, accounting for and disbursing or paying all salaries and benefits of the Provider employees, all of whom may be paid out of the Provider Operating Account. With respect to Physicians, the Provider shall only employ and contract with licensed Physicians meeting applicable credentialling guidelines established by the Provider.

         To the extent permissible under the Employee Retirement and Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Health Care Law and to the extent such practice does not violate Applicable Law or jeopardize reimbursement for medical related services provided by any person associated with a Clinic, Response shall pay any overtime or other non-salary compensation of and shall provide employee benefits to Non-physician Employees, notwithstanding their employment by the Provider. The cost of such items shall be Clinic Expense. Response shall not provide any benefit to such persons to the extent the Provider is required to provide same under ERISA, the Code or any other statute or regulation.

         6.4. Licensing Fees, Professional Dues and Education Expenses. Except as provided in Section 5.5(g), the Provider and Physicians shall be solely responsible for payment of the cost of professional licenses and dues for membership in professional associations and continuing professional education costs. The Provider shall ensure that each of its Physicians and Non-physician Employees participates in such continuing medical education as is necessary for such person to maintain current practical and academic knowledge of the field of medicine and health care in which the Provider is engaged.

         6.5. Professional Insurance Eligibility. The Provider shall be primarily responsible, with assistance from Response, if requested, for obtaining and retaining of professional liability insurance by assuring that its Physicians are insurable, and participating in an on-going risk management program. Professional liability insurance shall be paid for by the Provider or its Physicians and shall not be Clinic Expense.

         6.6. Events Excusing Performance. The Provider shall not be liable to Response for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which the Provider has no control for so long as such events continue, and for a reasonable period of time thereafter.

         6.7. Fees for Professional Services. The Provider shall be solely responsible for legal, accounting and other professional service fees incurred by the Provider, except as set forth in Section 5.5(i) herein.

         6.8. Peer Review. The Provider agrees to cooperate with Response in establishing a system of peer review as necessary to obtain provider contracts. In connection therewith, the Provider agrees to assist in the formulation of oncology and cancer care provider guidelines for each treatment or surgical modality, and agrees to abide by said guidelines, and further agrees to submit to periodic reviews by a third party to monitor compliance with said guidelines. The Provider acknowledges that the establishment of provider guidelines may be necessary to obtain PPO, HMO, IPA and other similar provider contracts, both private and government funded. To the extent that said provider guidelines must be filed or registered with any Third Party Payor, the Provider agrees to cooperate with Response in making such filings or registrations. it is agreed and acknowledged that all such peer review guidelines shall be established and monitored by medical personnel on the staff of the Provider and other practices that are part of the peer review process, and shall not be promulgated, established or enforced independently by Response. To the extent possible, all information obtained through the peer review process shall remain confidential and the parties shall take all steps reasonably necessary to assure that all privileges and immunities provided by Applicable Law remain intact.

         6.9  Provider Employee Benefit Plans.

                 (a) Effective as of the date of the closing under the Acquisition Agreement, the Provider shall amend the tax-qualified retirement plan(s) described on EXHIBIT 6.9(A) (the "Provider Plan") to provide that employees of Response who are classified as "leased employees" (as defined in Code
                 Section 414(n)) of the Provider shall be treated as the Provider's employees for purposes described in Code Section 414(n)(3). Not less often than annually, the Provider and Response shall agree upon and identify in writing those individuals to be classified as leased employees of the Provider (the "Designated Leased Employees"). The Provider and Response shall establish mutually agreeable procedures with respect to the participation of Designated Leased Employees in the Provider Plan. Such procedures shall be designed to avoid the tax disqualification of the Provider Plan, similar plans of practices similarly situated, (collectively, the "Plans").

                 (b) If the Oversight Committee determines that the relationship between Response and the Provider (and other practices similarly situated) constitutes an "affiliated service group" (as defined in Code Section 414(m)), Response and the Provider shall take such actions as may be necessary to avoid the tax disqualification of the Plans. Such actions may include the amendment, freeze, termination or merger of the Provider Plan.

                 (c) The Plans described on EXHIBIT 6.9(A) attached hereto are approved by Response. The Provider shall not enter into any new "employee benefit plan" (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA") without the consent of Response (which will not be unreasonably withheld). In addition, the Provider shall not offer any retirement benefits or make any material retirement payments other than under the Provider Plan to any Member of the Provider without the express written consent of Response (which will not be unreasonably withheld). Except as otherwise required by law, the Provider shall not materially amend, freeze, terminate or merge the Provider Plan without the express written consent of Response (which will not be unreasonably withheld). In the event of either of the foregoing, Response's consent shall not be withheld if such action would not jeopardize the qualification of any of the Plans. The Provider agrees to make such changes to the Provider Plan, including the amendment freeze, termination or merger of the Provider Plan, as may be approved by the Oversight Committee and Response but only if such changes are necessary to prevent the disqualification of any of the Plans and do not have a material adverse impact on Provider.

                 (d) Expenses incurred in connection with the Provider Plan or other Provider employee benefit plans, including, without limitation, the compensation of counsel, accountants, corporate trustees, and other agents shall be included in Clinic Expenses.

                 (e) The contribution and administration expenses for the Designated Leased Employees shall be included in the Provider's operating budget. The Provider and Response shall not make employee benefit plan contributions or payments to the Provider for their respective employees in excess of such budgeted amounts unless required by law or the terms of the Provider Plan. Response shall make contributions or payments with respect to the Provider Plan or other Provider employee benefit plans, as a Clinic Expense, on behalf of eligible Designated Leased Employees, and other eligible Provider employees. In the event a Provider Plan or other Provider employee benefit plan is terminated, Response shall be responsible, as a Clinic Expense, for any funding liabilities related to eligible Designated Leased Employees; provided, however, Response shall only be responsible for the funding of any liability accruing after the date of the Acquisition Agreement.

                 (f) Response shall have the sole and exclusive authority to adopt, amend or terminate any employee benefit plan for the benefit of its employees, regardless of whether such employees are Designated Leased Employees, unless such actions would require the amendment, freeze or termination of the Provider Plan to avoid disqualification of the Provider Plan, in which case any such action would be subject to the express prior written consent of the Oversight Committee. Response shall have the sole and exclusive authority to appoint the trustee, custodian and administrator of any such plan.

                 (g) In the event that any "employee welfare benefit plan" (as defined in ERISA Section 3(l)) maintained or sponsored by the Provider must be amended, terminated, modified or changed as a result of the Provider or Response being deemed to be a part of an affiliated service group, the Oversight Committee will replace such plan or plans with a plan or plans that provides those benefits approved by the Oversight Committee. It shall be the goal of the Oversight Committee in such event to provide substantially similar or comparable benefits if the same can be provided at a substantially similar cost to the replaced plan.

                                   ARTICLE 7.
           EMPLOYMENT AGREEMENTS, RESTRICTIVE COVENANTS AND REMEDIES

                 The parties recognize that the services to be provided by Response shall be feasible only if the Provider operates an active medical practice to which the Physicians associated with the Provider devote their full time and attention. To that end:

         7.1. Employment Agreements with Physicians. As a condition to Response's continuing obligations hereunder, the Provider and each Physician now or hereinafter employed thereby shall execute and deliver to each other an employment contract substantially in the form set forth as Exhibit 6(a)(x) of the Purchase Agreement.

         7.2. Restrictive Covenants by Physicians. The Provider shall obtain in each Employment Agreement and use its best efforts to enforce (subject to Response's obligations under Section 5.5 of this Agreement) formal agreements from each Physician pursuant to which the Physician agrees not to engage in the practice of oncology or hematology, including providing or supervising the provision of chemotherapy, radiation treatment or other cancer therapies, within Knox County in Tennessee (the "Practice Territory") during the term of the Employment Agreement and for a period of five (5) years after any termination of employment with the Provider. Notwithstanding the foregoing, any such restrictive covenant shall not restrict such Physician from (i) delivering physician services that are unrelated to the fields of hematology or oncology, including the practice of internal medicine, (ii) teaching hematology and/or oncology or (iii) assuming directorships of hospices following termination of any such employment relationship with the Provider.

         7.3. Restrictive Covenants of Response. During the term of this Agreement, neither Response nor any Affiliate, officer, director or employee of Response or any Affiliate shall, without the consent of the Provider, purchase or otherwise acquire any oncology or hematology practice within the Practice Territory or establish, operate or enter into a service agreement with, or provide service similar to those provided under this Agreement to, any medical group or physician engaged in the practice of oncology or hematology within the Practice Territory.

         7.4. Enforcement. Response and the Provider acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this Article 7 shall be inadequate, either party shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist by law. All parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any provision of Article 7 relating to the restrictive period, scope of activity restricted and/or the territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the territory applicable to the restrictive covenant provisions in this Article 7. The invalidity or non-enforceability of this
Article 7 in any respect shall not affect the validity or enforceability of the remainder of this Article 7 or of any other provisions of this Agreement.


                                   ARTICLE 8.
                             FINANCIAL ARRANGEMENTS

         8.1. Service Fees. Subject to the terms of Section 5.11, in consideration for its services hereunder, Response shall receive the Base Service Fee and Performance Fee, computed pursuant to Schedule A hereto, as compensation for its services hereunder, payable by means of the procedure set forth in Section 8.2 below. Notwithstanding the foregoing or any other provision in this Service Agreement, in the event the sum of the Base Service Fee, Non-physician Employee Compensation and Practice Retainage shall exceed the aggregate Practice Revenue of the Provider, then (i) first, the Fixed Portion of Base Service Fee shall be reduced by the amount of such excess, and
(ii) to the extent such excess is greater than the Fixed Portion, such remaining excess will be reimbursed by Response to the Provider no later than the last day of the month immediately succeeding the month such excess arose.

         8.2. Base Fee. The Clinic Expense Portion of the Base Service Fee shall be payable by the Provider to Response out of the Provider Operating Account as Clinic Expenses are incurred by Response, subject to ordinary, reasonable and customary payment terms on invoices for goods and services, and subject to Section 5.11 and the adjustments as set forth in Section 8.1 above. The Fixed Portion of the Base Service Fee shall be payable by the Provider to Response out of the Provider Operating Account on a monthly basis, subject to
Section 5.11 and reduction as set forth in Section 8.1 above. The Performance Fee will be computed as of the end of each calendar year based on amounts recorded during the calendar year.

                                   ARTICLE 9.
                                    RECORDS

         9.1. Patient Records. Upon termination of this Agreement, the Provider shall retain all patient medical records maintained by the Provider or Response in the name of the Provider. Response shall, at its option, and if allowed under Applicable Law be entitled to have reasonable access during normal business hours to the Provider's patient medical records applicable to the period of Response's performance under this Agreement. Moreover, the Provider shall, at its option, be entitled to retain copies of financial and accounting records relating to all services performed by the Provider or Response under this Agreement. All parties agree to maintain the confidentiality of patient identifying information and not to disclose such information except as may be required or permitted by Applicable Law.

         9.2. Records Owned by Response. All records relating in any way to the operation of a Clinic which are not the property of the Provider under the provisions of Section 9.1 above, shall at all times be the property of Response.

         9.3. Access to Records. During the term of this Agreement and thereafter, the Provider or its designee shall have reasonable access during normal business hours in Knoxville, Tennessee to the Provider's and Response's financial and accounting records, including, but not limited to, records of collections, expenses and disbursements, as kept by Response in performing Response's obligations under this Agreement, and the Provider may copy any and or all such records.

         9.4.  Government Access to Records.  To the extent required by
Section 1861(v)(1)(I) of the Social Security Act, each party shall, upon proper request, allow the United States Department of Health and Human Services, the Comptroller General of the United States, and their duly authorized representatives access to this Agreement and to all books, documents, and records necessary to verify the nature and extent of the costs of services provided by either party under this Agreement, at any time during the term of this Agreement and for an additional period of four (4) years following the last date services are furnished under this Agreement. If either party carries out any of its duties under this Agreement through an agreement between it and an individual or organization related to it or through a subcontract with an unrelated party, that party to this Agreement shall require that a clause be included in such agreement (the value of which is in excess of $10,000.00) to the effect that until the expiration of four (4) years after the furnishing of services pursuant to such agreement, the related organization shall make available, upon request by the United States Department of Health and Human Services, the Comptroller General of the United States, or any of their duly authorized representatives, all agreements, books, documents, and records of such related organization that are necessary to verify the nature and extent of the costs of services provided under that agreement.

                                  ARTICLE 10.
                            INSURANCE AND INDEMNITY

         10.1. Insurance to be Maintained by the Provider. Throughout the term of this Agreement, the Provider shall maintain comprehensive professional liability insurance with limits of not less than $500,000 per claim and with aggregate policy limits of not less than $1,000,000 per physician and a separate limit for the Provider. The Provider shall be responsible for all liabilities in excess of the limits of such policies. Response shall have the option, with Oversight Committee approval, of providing such professional liability insurance through an alternative program, provided such program meets the requirements of the Insurance Commissioner of the State of Tennessee. Response shall reimburse the Provider for any unearned professional liability insurance premiums paid by the Provider to the extent not reimbursed or reimbursable by the Provider's insurance carrier if the Provider's existing professional liability insurance program is cancelled and replaced by a comparable professional liability insurance program initiated by Response.

         10.2. Insurance to be Maintained by Response. Throughout the term of this Agreement, Response shall provide and/or maintain comprehensive professional liability insurance for all Non-physician Employees who are not physicians and all professional employees of Response, the cost of which shall be a Clinic Expense, with limits as determined reasonable by Response in its national program, and comprehensive general liability and property insurance covering each Clinic premises and operations.

         10.3. Additional Insureds. The Provider and Response each agrees to use its best efforts to have the other named as an additional insured on the their respective professional liability insurance programs.

         10.4. Indemnification Matters Involving Third Parties. The Provider and Response ("Indemnitor") shall indemnify, hold harmless and defend the other ("Indemnitee") from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees, except to the extent limited below), whether or not covered by insurance ("Adverse Consequences"), caused or asserted to have been caused, directly or indirectly, by or as a result of the acts (intentional or negligent) or omissions by, in the case of the Provider, by any Physician Member or other person acting under the supervision and control thereof, or, in the case of Response, by any employee, agent, officer, director or shareholder thereof who is not acting under the supervision and control of a Physician Member of the Provider.

                 (a) If any third party shall notify an Indemnitee with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification under this Section 10.4, then the Indemnitee shall promptly notify the Indemnitor in writing; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is prejudiced by such delay.

                 (b) The Indemnitor will have the right to defend the Indemnitee against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee so long as
                 (A) the Indemnitor notifies the Indemnitee in writing within 15 days after the Indemnitee has given notice of the Third Party Claim that the Indemnitor will indemnify the Indemnitee in accordance with this Article 10, (B) the Indemnitor provides the Indemnitee with evidence acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee, and (E) the Indemnitor conducts the defense of the Third Party Claim actively and diligently.

                 (c) So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above,
                 (A) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably), and (C) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld).

                 (d) In the event any of the conditions in Section 10.4(b) above is or becomes unsatisfied, however, (A) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), (B) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnitor will remain responsible for any Adverse Consequences the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 10.4.

         10.5. Determination of Adverse Consequences. The parties hereto shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this
Section 10.

         10.6. Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have for breach of representation, warranty, or covenant.

                                  ARTICLE 11.
                              TERM AND TERMINATION

         11.1. Term of Agreement. This Service Agreement shall be effective as of the closing of the Purchase Agreement and shall expire on April 30, 2035, unless earlier terminated pursuant to the terms hereof.

         11.2. Extended Term. Unless earlier terminated as provided for in this Agreement, the term of this Agreement shall be automatically extended for additional terms of five (5) years each, unless either party delivers to the other party, not less than one hundred eighty (180) days prior to the expiration of the preceding term, written notice of such party's intention not to extend the term of this Agreement.

         11.3. Response Event of Default. The occurrence of any of the following events shall constitute a default by Response (a "Response Event of Default") under this Agreement, giving the Provider the right to the remedies set forth in Section 11.5 below:

                 (a) the filing by Response of a petition in voluntary bankruptcy or an assignment by Response for the benefit of creditors, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Response, except for the filing of a petition in involuntary bankruptcy against Response which is dismissed within sixty (60) days thereafter.

                 (b) any material default by Response in the performance of any of its duties or obligations under this Agreement or breach of its representations and warranties as set forth in
                 Article 14, and such default or breach shall continue for a period of sixty (60) days (fifteen (15) days in the case of Response's failure to provide required advances under the Receivables Line) after written notice thereof has been given to Response by the Provider.

                 (c) in the event Response shall, intentionally or in bad faith, misapply funds or assets of the Provider or commit a similar act which cause material harm to the Provider.

                 (d) in the event Response shall default in the payment of any promissory note payable by Response to the Provider.

         11.4. Provider Event of Default. The occurrence of any of the following events shall constitute a default by the Provider (an "Provider Event of Default") under this Agreement, giving Response the right to the remedies set forth in Section 11.6 below:

                 (a) the filing by the Provider of a petition in voluntary bankruptcy or an assignment by the Provider for the benefit of creditors, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by the Provider, except for the filing of a petition in involuntary bankruptcy against the Provider which is dismissed within sixty (60) days thereafter; provided, however, that no Provider Event of Default shall be deemed to exist if, within sixty (60) days following the occurrence of the enumerated event, the Provider and/or the Physicians who are then Physician Members of the Provider lawfully reorganize the Provider or lawfully transfer the practice theretofore conducted by the Provider to a new entity which assumes, with the reasonable consent of Response, all of the obligations of the Provider hereunder (together with a written reaffirmation by the persons who would be Remaining Physician Members of the Provider at that time of their personal liability under
                 Section 11.6), and the successor practice (or reorganized Provider, as the case may be) then continues the practice theretofore conducted by the Provider in substantially the same manner as it had theretofore been conducted under this Agreement.

                 (b) any material default by the Provider in the performance of any of its duties or obligations under this Agreement or breach of its representations and warranties as set forth in
                 Article 13, and such default or breach shall continue for a period of sixty (60) days after written notice thereof has been given to the Provider by Response.

                 (c) the final determination of termination or suspension of the Provider's Medicare or Medicaid Provider Number primarily for reasons not arising out of any action or inaction by Response in performing its obligations under this Agreement, and such termination or suspension shall continue for sixty
                 (60) days.

         11.5. Remedies upon Response Event of Default. Upon the occurrence of a Response Event of Default, the Provider shall have the right to terminate this Agreement by written notice to Response without any further obligation to Response for Service Fees after the giving of such notice. In such event the Provider shall have the option to purchase from Response, and upon proper exercise of such option by the Provider in the manner hereinbelow provided, Response shall sell to the Provider, all assets and properties, tangible and intangible (except that intangible assets shall not include any intangible asset related to this Service Agreement), owned by Response and used by the Provider in its medical practice ("Practice Assets") for a price, payable in cash, equal to the fair market value of the Practice Assets. The Provider shall exercise such option by giving written notice to Response within sixty
(60) days after the occurrence of the Response Event of Default. Upon delivery of such exercise, Response and the Provider shall negotiate in good faith the fair market value as of the date of the Response Event of Default of the assets to be acquired. In the event that, after at least fifteen (15) days of good faith negotiation, Response and the Provider shall not have agreed upon the fair market value of the Practice Assets, each party shall select an appraiser who shall provide an evaluation report with respect to the fair market value of the Practice Assets. If the valuations of the appraisers are within $25,000.00 of each other, then the lowest appraisal shall be deemed the fair market value of the Practice Assets, and the Provider shall purchase the Practice Assets for such value. If the valuation of the appraisers are more than $25,000.00 different, then the two appraisers shall agree upon a third appraiser, and the average value set forth in the three appraisals shall be deemed the fair market value of the Practice Assets, and the Provider shall purchase the Practice Assets for such value.

                 11.6. Remedies upon Provider Event of Default. Upon the occurrence of a Provider Event of Default, Response shall have the right to terminate this Agreement by written notice to the Provider, and the Provider shall have no further obligation to Response for Service Fees after the date such notice is received. In such event, the Provider shall be obligated to pay to Response the Liquidated Damages Amount in complete satisfaction of any and all damages suffered by Response hereunder. Such Liquidated Damages Amount shall be payable by the Provider in cash within sixty (60) days after occurrence of the Provider Event of Default. Each Member hereby severally, and not jointly, guarantees the foregoing obligation of the Provider and agrees to pay to Response his pro rata share of the Liquidated Damages Amount provided that and to the extent he is a Remaining Physician Member for purposes of this Agreement, with the pro rata share being equal to the portion of the Liquidated Damages Amount not paid by the Provider divided by the number of Remaining Physician Members as of the date of occurrence of a Provider Event of Default. Moreover, in such event the Provider shall have the option to purchase from Response, and upon proper exercise of such option by the Provider in the manner hereinbelow provided, Response shall sell to the Provider, all Practice Assets for a price, payable in cash, equal to the fair market value of the Practice Assets as of the date of the Provider Event of Default. The Provider shall exercise such option by giving written notice to Response within sixty (60) days after the occurrence of the Response Event of Default. Upon delivery of such exercise, Response and the Provider shall negotiate in good faith the fair market value of the assets to be acquired. In the event that, after at least fifteen (15) days of good faith negotiation, Response and the Provider shall not have agreed upon the fair market value of the Practice Assets, each party shall select an appraiser who shall provide an evaluation report with respect to the fair market alue of the Practice Assets. If the valuations of the appraisers are within $25,000.00 of each other, then the lowest appraisal shall be deemed the fair market value of the Practice Assets, and the Provider shall purchase the Practice Assets for such value. If the valuation of the appraisers are more than $25,000.00 different, then the two appraisers shall agree upon a third appraiser, and the average value set forth in the three appraisals shall be deemed the fair market value of the Practice Assets, and the Provider shall purchase the Practice Assets for such value.

         11.7. Closing of Repurchase by the Provider and Effective Date of Termination. The Provider shall pay cash for Practice Assets repurchased hereunder. The amount of the purchase price shall be reduced by the amount of debt and liabilities of Response assumed by the Provider and shall also be reduced by any payment Response has failed to make under this Agreement, provided that such payments or obligations are not otherwise accounted for in the liabilities assumed by the Provider in connection with the repurchase described herein. The closing date for the repurchase shall be determined by the Provider, but shall in no event occur later than 180 days from the date of the notice of termination. In the event of exercise of such option, each party shall use its best efforts to obtain such consents and authorizations to such transaction as may be required by Applicable Law or otherwise. In such event, Response shall execute and deliver to the Provider such assignments to leases and other contracts and such bills of sale and other transfer or closing documents necessary to effect such transaction. The Provider shall execute and deliver to Response such officers' certificates, assumption agreements and other closing documents necessary to close such transaction. Between the date of termination and the earlier to occur of closing the repurchase as hereinabove described or the termination (without exercise) of any repurchase option, the Provider shall be entitled to use all Practice Assets, and Response hereby grants the Provider a license to use the Practice Assets in such event. In consideration of the foregoing license, the Provider will pay to Response an amount equal to any rental payments by Response to any third party vendor in respect of all Practice Assets.

                                   ARTICLE 12
                         DAMAGE AND LOSS; CONDEMNATION

         12.1. Use of Insurance Proceeds. All insurance or condemnation proceeds payable by reason of any physical loss of any of the improvements comprising the facilities or the furniture, fixtures and equipment used by the Clinics, shall be available for the reconstruction, repair or replacement, as the case may be, of any damage, destruction or loss. The Oversight Committee, in consultation with the Provider, shall review and approve such reconstruction, repair or replacement.

         12.2. Temporary Space. In the event of substantial damage to or the condemnation of a significant portion of the facilities, Response shall use its best efforts to provide temporary facilities until such time as the facilities can be restored or replaced.

                                   ARTICLE 13
                 REPRESENTATIONS AND WARRANTIES OF THE PROVIDER

         The Provider represents, warrants, covenants and agrees with Response that:

         13.1. Validity. The Provider is a professional association duly organized, validly existing and in good standing under the laws of the State of Tennessee. The Provider has the full power and authority to own its property, to carry on its business as presently being conducted, to enter into this Agreement, and to consummate the transactions contemplated hereby.

         13.2. Litigation. Except as disclosed in writing to Response prior to the effective date hereof, there is no suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding pending, or threatened against, or affecting the Provider or the Group, or any of the assets to be acquired from the Group pursuant to the Purchase Agreement, or to the best of the Provider's knowledge, any hematology or oncology provider or other health care professional associated with or employed by the Provider as pertains to any claim involving the providing of health care related services, and to the best of the Provider's knowledge there is no basis for any of the foregoing.

         13.3. Permits. The Provider and all physicians and other health care professionals associated with or employed by the Provider have all permits and licenses and other Necessary Authorizations required by all Applicable Laws, except where failure to secure such licenses, permits and other Necessary Authorizations does not have a material adverse effect; have made all regulatory filings necessary for the conduct of the Provider's business; and are not in violation of any of said permitting or licensing requirements.

         13.4. Authority. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and this Agreement is a valid and binding Agreement of the Provider, enforceable in accordance with its terms. The Provider has obtained all third-party consents necessary to enter into and consummate the transaction contemplated by this Agreement. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by the Provider with any of the provisions hereof, will:

                 (a) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the assets of the Group to be acquired pursuant to the Purchase Agreement, the Provider's charter or bylaws or any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which the Provider is a party, or by which either the Provider or any of the assets to be conveyed hereunder is bound; or

                 (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable either to the Provider or any of the assets to be conveyed hereunder.

         13.5. Compliance with Applicable Laws. To the best of the Provider's knowledge and belief, the Provider has operated in compliance with all federal, state, county and municipal laws, ordinances and regulations applicable thereto and neither the Provider nor any physician or other Person associated with or employed by the Provider has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. Section 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse, nor has any fraud or abuse been alleged within the last five (5) years by any Governmental Authority, a carrier or a Third Party Payor.

         13.6. Health Care Compliance. The Provider and each Physician associated therewith is presently participating in or otherwise authorized to receive reimbursement from or is a party to Medicare, Medicaid, and other Third-Party Payor Programs. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned as of the date hereof, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Third Party Payor Program. The Provider and each Physician associated therewith is in full compliance with the requirements of all such Third Party Payor Programs applicable thereto.

         13.7. Fraud and Abuse. The Provider and persons and entities providing professional services for the Provider, have not, to the knowledge of the Provider, after due inquiry, engaged in any activities which are prohibited by or are in violation of the rules, regulations, policies, contracts or laws pertaining to any Third Party Payor Program, or which are prohibited by rules of professional conduct ("Governmental Rules and Regulations"), including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on the Provider's own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration
(i) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         13.8. Provider Compliance. The Provider has all licenses necessary to operate the Clinic in accordance with the requirements of all Applicable Laws and has all Necessary Authorizations for the use and operation, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to the Provider issued by any Governmental Authority or Third Party Payor requiring conformity or compliance with any Applicable Law or condition for participation of such Governmental Authority or Third Party Payor, and after reasonable and independent inquiry and due diligence and investigation, the Provider has neither received notice nor has any knowledge or reason to believe that such Necessary Authorizations may be revoked or not renewed in the ordinary course.

         13.9. Rates and Reimbursement Policies. Except as previously disclosed in writing to Response, the Provider does not have any rate appeal currently pending before any Governmental Authority or any administrator of any Third Party Payor Program.

         13.10. Full Disclosure. When considered in the context of all information contained herein, no representation or warranty made by the Provider in this Agreement contains or will contain any untrue statement of a material fact.

         13.11. Exhibits. All the facts recited in Exhibits annexed hereby (as updated as of the effective date hereof) shall be deemed to be representations of fact by the Provider as though recited in this Article 13.

                                   ARTICLE 14
                   REPRESENTATIONS AND WARRANTIES OF RESPONSE

         Response represents, warrants, covenants and agrees with the Provider as follows:

         14.1. Organization. Response is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Response has the full power to own its property, to carry on its business as presently conducted, to enter into this Agreement and to consummate the transactions contemplated hereby.

         14.2. Authority. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and this Agreement is a valid and binding Agreement of Response enforceable in accordance with its terms. Response has taken all necessary action to authorize the execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the charter or the bylaws of Response or any indenture, mortgage, deed of trust, lien, lease, agreement, arrangement, contract, instrument, license, order, judgment or decree or result in the acceleration of any obligation thereunder to which Response is a party or by which it is bound.

         14.3. Litigation. There is no suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding pending or, to the best of Response's knowledge, threatened against Response that, if successful, would have a material adverse effect on Response, and, to the best of Response's knowledge, there is no basis for the foregoing.

         14.4. Permits. Response has all permits and licenses and other Necessary Authorizations required by all Applicable Laws, except where failure to secure such licenses, permits and other Necessary Authorizations does not have a material adverse effect; have made all regulatory filings necessary for the conduct of Response's business; and are not in violation of any of said permitting or licensing requirements.

         14.5. Compliance with Applicable Laws. To the best of Response's knowledge and belief, Response has operated in compliance with all federal, state, county and municipal laws, ordinances and regulations applicable thereto and neither Response nor any other Person associated with or employed by Response has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. Section 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse, nor has any fraud or abuse been alleged within the last five (5) years by any Governmental Authority, a carrier or a Third Party Payor.

         14.6. Fraud and Abuse. Response and persons and entities providing professional services for Response, have not, to the knowledge of Response, after due inquiry, engaged in any activities which are prohibited by or are in violation of the rules, regulations, policies, contracts or laws pertaining to any Third Party Payor Program, or which are prohibited by rules of professional conduct ("Governmental Rules and Regulations"), including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on Response's own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or (d) knowingly and willfully soliciting or receiving any remuneration

(including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration
(i) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         14.7. Full Disclosure. When considered in the context of all information contained herein, no representation or warranty made by the Response in this Agreement contains or will contain any untrue statement of a material fact.


                                   ARTICLE 15
                           COVENANTS OF THE PROVIDER

         15.1. Merger, Consolidation and Other Arrangements. The Provider shall not incorporate, merge or consolidate with any other entity or individual or liquidate or practice at any location other than the Clinics or dissolve or wind-up the Provider's affairs or enter into any partnerships, joint ventures or sale-leaseback transactions or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any other person or entity without first obtaining the prior written consent of Response; provided, however, that no such consent shall be required in respect of any incorporation, merger, consolidation, partnership, joint venture or acquisition transaction that (i) results in the continued, unimpaired operation of the Clinics; and (ii) results in the Physician Members maintaining at least a fifty percent (50%) voting and equity interest in the Clinics. The Provider acknowledges and agrees that such consent may be withheld if Response and the Provider cannot mutually agree upon the terms and conditions of a new Service Agreement with the Provider.

         15.2. Necessary Authorizations/Assignment of Licenses and Permits. The Provider shall maintain all licenses, permits, certifications, or other Necessary Authorizations and shall not assign or transfer any interest in any license, permit, certificate or other Necessary Authorization granted to it by any Governmental Authority, nor shall the Provider assign, transfer, or remove or permit any other individual or entity to assign, transfer or remove any records of the Provider, including without limitation, patient records, medical and clinical records (except for removal of such patient records as directed in writing by the patients owning such records or as otherwise required under any Applicable Law).

         15.3. Transaction with Affiliates. The Provider shall not enter into any transaction or series of transactions, whether or not related or in the ordinary course of business, with any Affiliate of Response, other than on terms and conditions substantially as favorable to the Provider as would be obtainable by the Provider at the time in a comparable arms-length transaction with a person not an Affiliate of Response.

         15.4. Compliance with All Laws. The Provider shall comply with all laws and regulations relating to the Provider's practice and the operation of any cancer care facility, including, but not limited to, all state, federal and local laws relating to the acquisition or operation of a health care practice. Furthermore, the Provider shall not violate any Applicable Laws.

         15.5. Third Party Payor Programs. The Provider shall maintain the Provider's compliance with the requirements of all Third Party Payor Programs in which the Provider is currently participating or authorized to participate.

         15.6. Change in Business or Credit and Collection Policy. The Provider shall not make any change in the character of the Provider's business or in the credit and collection policy, which change would, in either case, impair the collectibility of any Accounts Receivable or otherwise modify, amend or extend the terms of any such account other than in the ordinary course of business.

         15.7. Security Interest. The Provider shall, effective as of the date hereof, be deemed to have granted (and the Provider does hereby grant) to Response a first priority security interest in and to any and all of the Accounts Receivable (except Governmental Receivables) and the proceeds thereof (including the proceeds from the collection of Governmental Receivables after such proceeds shall have been deposited into the Provider Operating Account) to secure the repayment of all amounts advanced to the Provider under the Receivables Line and all accrued interest thereon, and this Agreement shall be deemed to be a security agreement. Upon a default by the Provider in the payment of amounts due under the Receivables Line, Response may at its option exercise from time to time any and all rights and remedies available to it under the UCC or otherwise. The Provider represents and warrants that the location of the Provider's principal place of business, and all locations where the Provider maintains records with respect to its Accounts Receivables are set forth under its name in Section 16.5 hereof. The Provider agrees to notify Response in writing thirty (30) days prior to any change in any such location. The exact name of the Provider is as set forth at the beginning of this Agreement. The Provider is a new limited liability company, and the medical practice conducted by the Provider was formerly conducted under the name "Knoxville Hematology & Oncology Associates," a Tennessee general partnership. The Provider shall notify Response in writing thirty (30) days prior to any change in any such name.

         15.8. Representations and Warranties. The Provider agrees to notify Response in the event that any representation or warranty contained in Article 13 of this Agreement becomes untrue in any material respect.

         15.9. Additional Physician Members. The Provider shall, as a condition to permitting any physician from becoming a Physician Member after the date hereof, obtain the signature of each such physician to a counterpart amendment hereto, and, upon the obtaining of such signature, this Agreement shall be deemed amended by adding as a party hereto the Physician Member who shall sign such counterpart.

                                  ARTICLE 16.
                               GENERAL PROVISIONS

         16.1. Assignment. Response shall have the right to assign its rights hereunder to any person, firm or corporation under common control with Response and to any lending institution, for security purposes or as collateral, from which Response obtains financing. Except as set forth above, neither Response nor the Provider shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party.

         16.2. No Practice of Medicine. The parties acknowledge that Response is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of Response in this Agreement should be construed or deemed by any Governmental Authority or court to constitute the practice of medicine, the performance of said act or service by Response shall be deemed waived and forever unenforceable.

         16.3. Whole Agreement; Modification. This Agreement supersedes all prior agreements between the parties, and there are no other agreements or understandings, written or oral, between the parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

         16.4. Arbitration of Disputes; Legal Fees. Any dispute arising under this Service Agreement shall be submitted by the parties to binding arbitration pursuant to the Tennessee Uniform Arbitration Act, with any such arbitration proceeding being conducted in Knoxville, Tennessee in accordance with the rules of the American Arbitration Association. Any arbitration panel presiding over any arbitration proceeding hereunder is hereby empowered to render a decision in respect of such dispute, to award costs and expenses (including reasonable attorney fees) as it shall deem equitable and to enter its award in any court of competent jurisdiction.

         16.5. Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:

                    To Response:      Response Oncology, Inc.
                                      1775 Moriah Woods Blvd.
                                      Memphis, Tennessee  38117
                                      Attn:  Daryl P. Johnson, CFO

                    With copies to:   John A. Good, Esq.
                                      Executive Vice President & General Counsel
                                      Response Oncology, Inc.
                                      1775 Moriah Woods Blvd.
                                      Memphis, Tennessee 38117

                    To Provider:      Knoxville Hematology
                                      Oncology Associates, P.C.
                                      1114 Weisgarber Road, #E
                                      Knoxville, Tennessee
                                      37909-2648

                    With copies to:   James W. Parris, Esq.
                                      Bernstein, Stair & McAdams
                                      530 South Gay Street, Suite 600
                                      Knoxville, Tennessee  38902

or to such other addresses as either party shall notify the other.

         16.6. Binding on Successors. Subject to Section 16.1, this Agreement shall be binding upon the parties hereto, and their successors, assigns, heirs and beneficiaries.

         16.7. Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         16.8. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. The parties acknowledge that Response is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of Response in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by Response shall be deemed waived and forever unenforceable.

         16.9. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

         16.10. Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

         16.11. Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.

         16.12. Confidentiality. Except for disclosure to its bankers, underwriters or lenders, or as necessary or desirable for conduct of business, including negotiations with other acquisition candidates, neither party hereto shall disseminate or release to any third party any information regarding any provisions of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiations of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions;
(ii) becomes available on a non-confidential basis from a source other than the other party or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law or pursuant to court order.

         16.13. Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decisions, a regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Provider and Response shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the Provider and Response.

         16.14. Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         16.15. Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         16.16. No Obligation to Third Parties. None of the obligations and duties of Response or the Provider under this Agreement shall in any way or in any manner be deemed to create any obligation of Response or of the Provider to, or any rights, in, any person or entity not a party to this Agreement.

         16.17. Communications. The Provider and Response agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on mattes relating to the successful operation of the Provider's practice at a Clinic.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                              KNOXVILLE HEMATOLOGY-ONCOLOGY ASSOCIATES, P.L.L.C.

                              By:
                                 -----------------------------------------------

                              Title:
                                    --------------------------------------------

                              RESPONSE ONCOLOGY, INC.

                              By:
                                 -----------------------------------------------

                              Title:
                                    --------------------------------------------



                              PHYSICIANS:



                              --------------------------------------------------
                              Peter W. Carter, M.D.



                              --------------------------------------------------
                              Albert S.C. Ebenezer, M.D.



                              --------------------------------------------------
                              Jerry M. Foster, M.D.



                              --------------------------------------------------
                              Allan M. Grossman, M.D.

                    RESPONSE ONCOLOGY, INC.SERVICE AGREEMENT
                                   SCHEDULE A

BASE SERVICE FEE

         The Base Service Fee shall be equal to the sum of (i) amounts recorded as Clinic Expenses (the "Clinic Expense Portion") plus (ii) ***% of Practice Revenue (the "Fixed Portion").

BASE FEE

         The Base Fee shall be equal to the sum of (A) ***% of Practice Revenue up to $***, (B) ***% of Practice Revenue between $*** and $***, and (C) ***% of Practice Revenue between $*** and $***.

PERFORMANCE FEE

         During the entire term of the Service Agreement, including any extended term, unless reduced in the upon the occurrence of the event described below, a Performance Fee in an amount equal to any Annual Surplus shall be paid to Response. Response shall, in turn, remit, in exchange for delegated practice management services delivered thereby, fifty percent (50%) of such Performance Fee to Physicians' Medical Enterprises, LLC. ("PME"). In the event PME shall, at any time during the term hereof, discontinue rendering management services to the Provider, then the Performance Fee payable to Response shall be equal to 50% of Annual Surplus.

         Performance Fees shall be computed on the basis of Annual Surplus computed for each calendar year. For any period during the term of the Service Agreement that does not encompass an entire calendar year, the Performance Fees for such partial period shall be computed as follows:

         a) For any partial period that commences with the execution and delivery of the Service Agreement, Clinic Expenses, Physician
         Expense and Non-physician Employee Compensation from such commencement date until the end of the calendar year of commencement shall be determined. The sum of Clinic Expenses, Physician Expense, Non-physician Employee Compensation and ***% of Practice Revenue will be subtracted from Practice Revenue, with the difference then being divided by the number of days in such period, and the quotient multiplied by 365. The computation formula set forth above will be applied to the annualized Annual Surplus to compute an annualized Performance Fee, which shall then be divided by 365 and multiplied by the number of days in the partial period to yield the Performance Fee payable with respect to such short period.

         b) For any partial period that commences on the first day of a calendar year and ends prior to the last day thereof, Annual Surplus for the full year will be computed based on the definition thereof, which result shall then be divided by 365 and multiplied by the number of days during the partial period to yield the Performance Fees payable with respect to such short period.

         The foregoing calculations shall be adjusted by 50% if the Performance Fee is reduced by reason of the PME agreement being terminated.

LIQUIDATED DAMAGES AMOUNT

         For purposes of this Agreement, the Liquidated Damages Amount shall be the difference obtained pursuant to the following formula: [****]; wherein (i) *** equals *** (ii) *** equals the number of Remaining Physician Members at the time of occurrence of a Provider Event of Default; (ii) *** equals *** x ***/***; and (iii) *** equals ***.

PRACTICE RETAINAGE

         For purposes of this Agreement, the Practice Retainage shall equal the sum of ***% of Practice Revenue of $*** or less, ***% of Practice Revenue between $*** and $***, ***% of Practice Revenue between $*** and $***, ***% of Practice Revenue between $*** and $*** and ***% of Practice Revenue in excess of $***.


***  MATERIAL REDACTED PURSUANT TO CLAIM FOR CONFIDENTIAL TREATMENT